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                                                                   EXHIBIT 23.2

                                 [LETTERHEAD]


The Board of Directors
FP Bancorp, Inc.:

We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Prospectus.

Our report, dated February 9, 1995, relating to the consolidated balance sheets of FP Bancorp, Inc. (the Bank) as of December 31, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, contains an explanatory paragraph relating to changes in the Bank's methods of accounting for investments and income taxes. As discussed in Note 1 to the consolidated financial statements, the Bank changed its method of accounting for certain investments in 1994 to adopt the provisions of Financial Accounting Standards Board's (FASB's) Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As discussed in Notes 1 and 10 to the consolidated financial statements, the Bank changed its method of accounting for income taxes in 1993 to adopt the provisions of the FASB's No. 109, "Accounting for Income Taxes."



KPMG PEAT MARWICK LLP

San Diego, California
December 6, 1995